Exhibit 99.1

Zale Reports Third Quarter Fiscal 2009 Results

  Comparable Store Sales Down 20% for the Third Quarter
  Third Quarter Gross Margin Increases to 50.1%
  SG&A Down $22 Million Compared to Prior Year
  Debt Reduced $57 Million During the Third Quarter

DALLAS--(BUSINESS WIRE)--May 27, 2009--Zale Corporation (NYSE: ZLC), a leading specialty retailer of fine jewelry in North America, today announced a net loss from continuing operations of $23.2 million, or $0.73 per share, compared to a loss of $17.4 million, or $0.42 per share, for the third quarter ended April 30, 2009 and 2008, respectively. As compared with the prior year, earnings per share were negatively impacted by $0.17 related to the 10 million reduced outstanding share count.

Revenues for the third quarter of fiscal 2009 were $379 million as compared to $477 million for the prior period, a decrease of 20.5%. During the quarter comparable store sales decreased 20.0% as compared to an increase of 5.8% for the 2008 period. The prior year’s results were positively impacted by a clearance initiative that permanently reduced inventory by $100 million. The Company achieved a gross margin on sales during the third quarter of fiscal 2009 of 50.1%, compared to 47.5% the prior year. Overall results were impacted positively by a reduction of aggregate selling, general and administrative expense by $22 million compared to the prior year, primarily resulting from the impact of cost reductions previously implemented by the Company. The Company is currently in the process of implementing additional reductions in operating costs including realigning its rent structure with sales trends, closing underperforming stores, renewing leases that offer the best returns and negotiating an efficient exit from its Bailey, Banks and Biddle contingent liability.

As of April 30, 2009, the Company had outstanding debt of $333 million, a reduction of $57 million from the second quarter of fiscal 2009.

“Our key goals coming into the quarter were to strengthen and stabilize the foundation of the business while recapturing the gross margin we lost from our promotional stance during Holiday,” commented Neal Goldberg, Chief Executive Officer. “We accomplished these goals as we generated positive free cash flow for the period with debt levels being reduced approximately $57 million from the second quarter and gross margins returning to above 50%.”

Mr. Goldberg concluded, “While we have taken important steps to creating a more efficient business model, we are up against difficult same store sales comparisons due to the clearance initiative through September 2009.”

A conference call will be held today at 9:00 a.m. Eastern Time. Parties interested in participating should dial 800-679-2671 or 706-643-7467 five minutes prior to the scheduled start time. A webcast of the call, as well as a replay, will be available on the Company’s Web site at www.zalecorp.com. For additional information, contact Investor Relations at 972-580-5047.

About Zale Corporation

Zale Corporation is a leading specialty retailer of diamonds and other jewelry products in North America, operating more than 2,050 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation's brands include Zales Jewelers, Zales Outlet, Gordon's Jewelers, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Zale also operates online at www.zales.com and www.gordonsjewelers.com. Additional information on Zale Corporation and its brands is available at www.zalecorp.com.

This release contains forward-looking statements, including statements regarding estimated cost savings and inventory reductions, financial condition and liquidity, as well as other strategies being implemented by the Company and their future success. Forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the results expressed in the forward-looking statements. These factors include, but are not limited to: if the general economy continues to perform poorly, discretionary spending on goods that are, or are perceived to be, “luxuries” may decrease; the concentration of a substantial portion of the Company’s sales in three, relatively brief selling seasons means that the Company’s performance is more susceptible to disruptions; most of the Company’s sales are of products that include diamonds, precious metals and other commodities, and fluctuations in the availability and pricing of commodities could impact the Company’s ability to obtain and produce products at favorable prices; the Company’s sales are dependent upon mall traffic; the Company operates in a highly competitive industry; changes in regulatory requirements or in the Company’s private label credit card arrangement with Citi may increase the cost or adversely affect the Company’s operations and its ability to provide consumer credit and write credit insurance; the Company’s contingent liability with respect to lease obligations for Bailey Banks & Biddle stores sold by the Company in November 2007 and acquisitions involve special risks, including the possibility that the Company may not be able to integrate acquisitions into its existing operations. For other factors, see the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended July 31, 2008. The Company disclaims any obligation to update or revise publicly or otherwise any forward-looking statements to reflect subsequent events, new information or future circumstances.

ZALE CORPORATION AND SUBSIDIARIES
CONSOLIDATED SELECTED FINANCIAL INFORMATION
(Unaudited, Dollars in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	April 30,		April 30,
	2009	2008	2009	2008

Revenues	$379,110	$476,736	$1,422,630	$1,681,819
Cost of Sales	189,075	250,196	757,209	849,082
Gross Margin	190,035	226,540	665,421	832,737
% of Revenue	50.1%	47.5%	46.8%	49.5%
Selling, General and Administrative	209,509	231,660	713,003	752,777
% of Revenue	55.3%	48.6%	50.1%	44.8%
Cost of Insurance Operations	1,804	1,875	4,960	5,087
Depreciation and Amortization	14,453	14,887	44,498	45,117
Impairment Charges	-	-	13,221	1,632
Operating (Loss) Earnings	(35,731)	(21,882)	(110,261)	28,124
% of Revenue	-9.4%	-4.6%	-7.8%	1.7%
Interest Expense	1,929	1,769	8,633	9,590
(Loss)Earnings Before Income Taxes	(37,660)	(23,651)	(118,894)	18,534
Income Tax (Benefit) Expense	(14,465)	(6,254)	(26,776)	9,934
(Loss)Earnings from continuing operations	(23,195)	(17,397)	(92,118)	8,600
Earnings from discontinued operations, net of taxes	-	604	-	7,084
Net (Loss)Earnings	$(23,195)	$(16,793)	$(92,118)	$15,684

Basic (Loss)Earnings Per Common Share:
(Loss)Earnings from continuing operations	$(0.73)	$(0.42)	$(2.89)	$0.19
Earnings from discontinued operations	$-	$0.02	$-	$0.16
Net (Loss)Earnings per share	$(0.73)	$(0.40)	$(2.89)	$0.35

Diluted (Loss)Earnings Per Common Share:
(Loss) earnings from continuing operations	$(0.73)	$(0.42)	$(2.89)	$0.19
Earnings from discontinued operations	$-	$0.02	$-	$0.16
Net (Loss)Earnings per share	$(0.73)	$(0.40)	$(2.89)	$0.35

Weighted Average Number of Common Shares Outstanding:
Basic	31,972	41,568	31,879	45,319
Diluted	31,972	41,568	31,879	45,414

Impact on GAAP Information from Deferred Revenue for the 3rd Quarter fiscal 2008, diluted:
	Three Months Ended		Nine Months Ended
	April 30, 2008		April 30, 2008
	Amount	Per Share	Amount	Per Share
Net (Loss)Earnings from Continuing Operations, Per Above	$(17,397)	$(0.42)	$8,600	$0.19
Change in deferred revenue	10,430	0.25	39,144	0.86
Net (loss)earnings from continuing operations, as adjusted	$(6,967)	$(0.17)	$47,744	$1.05

Impact on GAAP Information from Special Items for the 3rd Quarter fiscal 2009, diluted:
	Three Months Ended		Nine Months Ended
	April 30, 2009		April 30, 2009
	Amount	Per Share	Amount	Per Share
Net Loss from Continuing Operations, Per Above	$(23,195)	$(0.73)	$(92,118)	$(2.89)
Store impairments	-	-	5,003	0.16
Goodwill Impairment	-	-	5,020	0.16
Tax Adjustments (a)	(4,150)	(0.13)	11,697	0.37
Loss before change in deferred revenue	(27,345)	(0.86)	(70,398)	(2.20)
Change in deferred revenue	4,313	0.14	21,613	0.67
Net loss from continuing operations, as adjusted	$(23,032)	$(0.72)	$(48,785)	$(1.53)

(a) Tax adjustments for the nine months ended April 30, 2009 relate to a valuation reserve on foreign tax credits resulting from our decision to revoke our APB 23 election during the second quarter of fiscal 2009. Tax adjustments for the three months ended April 30, 2009 include a benefit totaling $6.9 million related to a decrease in the estimated valuation reserve and a charge totaling $2.7 million related to the expiration of net operating loss carryforwards.

CONSOLIDATED BALANCE SHEET DATA
(Unaudited, Dollars in thousands)

			Difference
	April 30,	April 30,	April 2009 vs April 2008
	2009	2008	Amount	Percent
ASSETS
Current Assets:
Cash and cash equivalents	$23,950	$67,648	$(43,698)	-64.6%
Merchandise inventories	758,994	866,961	(107,967)	-12.5%
Other current assets	83,260	91,917	(8,657)	-9.4%
Total current assets	866,204	1,026,526	(160,322)	-15.6%

Property and equipment	708,632	713,513	(4,881)	-0.7%
Less accumulated depreciation and amortization	(447,894)	(427,445)	(20,449)	-4.8%
Net property and equipment	260,738	286,068	(25,330)	-8.9%

Goodwill	87,454	105,011	(17,557)	-16.7%
Other assets	28,289	35,953	(7,664)	-21.3%
Deferred tax asset	54,642	3,963	50,679	1278.8%
Total Assets	$1,297,327	$1,457,521	$(160,194)	-11.0%

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable and accrued liabilities	$220,228	$287,236	$(67,008)	-23.3%
Deferred tax liability	71,915	56,521	15,394	27.2%
Total current liabilities	292,143	343,757	(51,614)	-15.0%

Long-term debt	332,800	269,106	63,694	23.7%
Other liabilities	188,916	159,962	28,954	18.1%

Contingencies

Stockholders’ Investment:
Common stock	488	488	0	0.0%
Additional paid-In capital	147,271	143,376	3,895	2.7%
Accumulated other comprehensive income	18,217	53,356	(35,139)	-65.9%
Accumulated earnings	787,395	883,795	(96,400)	-10.9%
	953,371	1,081,015	(127,644)	-11.8%
Treasury stock	(469,903)	(396,319)	(73,584)	-18.6%
Total stockholders’ investment	483,468	684,696	(201,228)	-29.4%

Total liabilities and stockholders’ investment	$1,297,327	$1,457,521	$(160,194)	-11.0%

Non-GAAP Financial Measures and Reconciliations

This press release includes a presentation of earnings and earnings per share for the three months and nine months ended April 30, 2009, as adjusted to include deferred revenue under the lifetime jewelry plan and to exclude store impairment charges, goodwill impairment charges and the impact of certain tax adjustments. In addition, this press release includes a presentation of earnings and earnings per share for the three months and nine months ended April 30, 2008, as adjusted to include deferred revenue under the lifetime jewelry plan. Earnings and earnings per share, in each case as adjusted with respect to the items described above, are not measures of financial performance under GAAP. These measures should not be considered as alternatives to earnings and earnings per share as computed under GAAP for the applicable period. Reconciliations of these measures to earnings and earnings per share under GAAP are presented above under “Consolidated Selected Financial Information.”

Management uses earnings and earnings per share measures adjusted for certain items as part of its evaluation of the performance of the Company. Since management expects sales of lifetime jewelry protection plans to produce recognizable income in future periods and considers sales of these plans to be an important aspect of revenue production by stores, it considers earnings and earnings per share, as well as sales and other performance measures, that have been adjusted to reflect deferred revenue as important measures of sales efforts and other operating performance. Since the store impairment charges, goodwill impairment charges and certain tax adjustments are items that are expected to occur in unpredictable amounts and with uncertain frequency in the future, management excludes these items in evaluating current operating performance. Further, the Company believes the adjusted earnings and earnings per share measures provide useful information to investors because the items described above had a significant impact during the applicable period and warrant special attention on the part of investors.

This press release also includes a statement regarding "free cash flow" for the three months ended April 30, 2009. Free cash flow is a non-GAAP financial measure and is defined as cash flows from operating activities (in accordance with GAAP) less net capital expenditures. Capital expenditures include additions to property and equipment. The Company considers cash flows from operating activities to be the most comparable GAAP financial measure.

The Company believes the presentation of free cash flow presents useful information about the amount of cash generated from operations after making capital investments to support growth initiatives. Free cash flow should not be considered as an alternative to cash flows from operating, financing or investing activities or as a measure of liquidity. Further, free cash flow does not represent the total increase or decrease in the cash balance for the period.

Reconciliation of GAAP Information to Non-GAAP basis for the 3rd Quarter fiscal 2009:
Three Months Ended
April 30, 2009
Amount
Net cash provided by operating activities	$7,630
Payments for property and equipment	(4,080)
Free cash flow	$3,550

Net cash provided by investing activities	$341
Net cash used in financing activities	$(57,205)

CONTACT:
Zale Corporation
Investor Relations
David Sternblitz, Vice President and Treasurer, 972-580-5047
or
Rhett Butler, Manager of Investor Relations, 972-580-5047